Exhibit 2.1
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                            STOCK PURCHASE AGREEMENT

         AGREEMENT dated as of July 27, 2001, by and between the Berman Family Trust (the "Seller") and Todd Ficeto (the "Purchaser"). Bruce Berman ("Berman") is executing this Agreement in his capacity as Trustee of the Seller.

         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, seven million two hundred thousand (7,200,000) shares of the common stock (the "Common Stock") of GPN Networks, Inc. (the "Company").

         WHEREAS, seven million two hundred thousand (7,200,000) shares of Common Stock is over fifty percent (50%) of the outstanding shares of GPNN.

         NOW, THEREFORE, in consideration of the covenants set forth herein and in reliance on the representations and warranties contained herein, the parties hereto hereby agree as follows:

Section 1.     PURCHASE AND SALE OF STOCK.

          1.1 TRANSFER OF STOCK. On the Closing Date (hereinafter defined), Seller shall sell, transfer and deliver, unto Purchaser, and its successors and assigns forever, free and clear of all Liens (as defined in Section 3.5 hereof) all right, title, interest and claims in or to seven million two hundred thousand (7,200,000) shares (the "Shares") of the Company's Common Stock, which represents over fifty percent (50%) of all of the issued and outstanding shares of the Company's Common Stock on a fully diluted basis. Seller represents and warrants to Purchaser and acknowledges and confirms that each representation and warranty contained herein shall be deemed to be material and that Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, any investigation made by Purchaser or on its behalf notwithstanding, except as otherwise specifically set forth herein and in the Schedules hereto.

Section 2.     CONSIDERATION AND CLOSING DATE.

               (a) CLOSING DATE. The Seller shall receive from Purchaser the sum of two hundred and fifty thousand Dollars ($250,000) for the Shares (the "Payment") at the closing on or before 5:00 p.m., July 27, 2001 (the "Closing
Date). On the day of the Closing Date, the Payment shall be paid by the Purchaser to the Seller by wire transfer to Seller's bank account or in such other manner as the Seller and Purchaser may mutually agree. The Seller shall deliver the stock certificates representing the Shares to the Purchaser on the Closing Date, duly endorsed for transfer.

Section 3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows, and acknowledges and confirms that each such representation and warranty shall be deemed to be material and that Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Purchaser or on its behalf.

          3.1  CONSENTS, AUTHORIZATIONS AND BINDING EFFECT.

               (a) Seller may execute, deliver and perform this Agreement without obtaining any consent, approval, authorization or waiver or giving notice to any third party or otherwise.

               (b) This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement will not:

                    (i) conflict with, result in the breach of, constitute a default, with or without notice and/or lapse of time, under, result in being declared void or voidable any provision of any contract, lease, agreement, license, commitment, law, rule regulation or order; or

                    (ii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator.

               (c) Berman has the authority to execute and deliver this Agreement on behalf of the Seller without obtaining any further consent, authorization or waiver or giving notice to any third party. This Agreement has been duly authorized, executed and delivered by Berman on behalf of the Seller and constitutes the legal, valid and binding obligation of the Seller, and is enforceable in accordance with its terms.

          3.2  TITLE AND CONDITION OF SHARES.

               (a) The Seller has good and marketable title to its Shares, free and clear of liens, encumbrances, claims of third parties, security interests, mortgages, pledges, agreements, options and rights of others of any kind whatsoever, whether or not filed, recorded or perfected, and including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof or any financing statements filed in any jurisdiction or any agreement to give any such financing statements (hereinafter collectively referred to as "Liens"). The Shares are the Seller's sole property. Seller is the only beneficial or registered owner of its Shares of the capital stock of the Company.

               (b) All of the Shares are validly issued and are fully paid and non-assessable, and were offered, sold and issued in compliance with all applicable securities laws.

               (c) Upon the transfer to the Purchaser at the Closing, the Purchaser will obtain good and marketable title to the Shares free of all encumbrances and Liens.

          3.3 SEC DOCUMENTS. To the Seller's knowledge, the Company has filed within the allotted time or under valid extensions all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (all of the foregoing being referred to as the "SEC Documents"). To the Seller's knowledge, the SEC Documents are materially accurate and complete. There have been no issuances of shares of the Company's Common Stock other than: (i) the cancellation and reissuance of approximately one million (1,000,000) shares of the Company's Common Stock in connection with certain agreements made by and between the Company and its employees; and (ii) the issuance of


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

1,207,500 shares of the Company's Common Stock in connection with the Agreement and Plan of Merger dated April 3, 2001, executed by and between the Company and its subsidiary, GoBizNow, Inc., a Delaware corporation.

Section 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Seller as follows, and acknowledges that the Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by the Seller or on its behalf.

          4.1 AUTHORIZATIONS AND BINDING EFFECT. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement does not and will not:

               (a) conflict with, result in the breach of, constitute a default, with or without notice and/or lapse of time, under, result in being declared void or voidable any provision of, or result in any right to terminate or cancel any contract, lease or agreement to which Purchaser or any of its properties is bound;

               (b) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to Purchaser; or

               (c) result in the acceleration of any debt or other obligation of Purchaser.

Section 5. SURVIVAL OF REPRESENTATIONS. The representations, warranties and agreements made herein shall survive the Closing Date.

Section 6. EXPENSES. Except as otherwise specifically provided herein, the Seller and the Purchaser shall bear their own broker's fees, finder's fees, legal fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder.

Section 7. ENTIRE AGREEMENT. This Agreement and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement between the Seller and the Purchaser with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto. Notwithstanding the foregoing statement, the terms of the Letter of Intent executed by the Seller and Purchaser and dated July 18, 2001, shall prevail if the Purchaser does not wire the Payment to the Seller on the Closing Date.

Section 8.   CONSTRUCTION.

          8.1 The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          8.2 Any pronoun herein shall include all genders and/or the plural or singular as appropriate from the context.


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

          8.3 NOTICES. All notices or other communications which are required or permitted hereunder shall-be in writing and sufficient when delivered personally or telecopied by confirmed facsimile, or the day signed for or rejected by addressee after mailing by registered or certified mail, return receipt requested, or the next business day if sent by nationally recognized overnight courier providing for a return receipt, in each case postage prepaid, addressed as follows:


         If to Purchaser:

                  Todd Ficeto, c/o
                  VMR Capital Markets, U.S.
                  1901 Avenue of the Stars, Suite 1500
                  Los Angeles, CA  90067

         with a copy to:

                  Kirkpatrick & Lockhart LLP
                  10100 Santa Monica Boulevard, 7th Floor
                  Los Angeles, CA 90067
                  Attn:  Thomas J. Poletti, Esq.
                  Facsimile: (310) 552-5001

         If to Seller:

                  Bruce Berman
                  C/O Keith Rosenbaum, Spectrum Law Group
                  1900 Main Street, Suite 125
                  Irvine, CA  92614


Any  party  may  by  notice   change  the  address  to  which  notice  or  other
communications to it are to be delivered or mailed, effective ten (10) days after such notice.

          8.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into, executed and to be performed wholly in such state.

          8.5 ASSIGNABILITY. This Agreement shall not be assignable otherwise than by operation of law by any party hereto without the prior written consent of the other party, and any purported assignment without such prior written consent shall be void, except that Purchaser may assign this agreement to any business affiliate, any corporation, or a corporation or entity controlling, controlled by or under common control with the Purchaser.

          8.6 WAIVERS AND AMENDMENTS. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing executed by the party against whom such waiver, amendment or supplementation is


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

sought to be charged. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

          8.7 THIRD PARTY RIGHTS. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not create benefits for any third party.

          8.8 ILLEGALITIES. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

          8.9  COUNTERPARTS.   This  Agreement  may  be   executed  in  multiple
counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned individuals have signed and the undersigned corporations have caused this Agreement to be executed by their duly authorized officers, as of the date first above written.



"SELLER"

BERMAN FAMILY TRUST



By:   /s/ Bruce Berman
      -----------------------------------
      Bruce Berman as the Trustee
      of the Berman Family Trust


"PURCHASER"


/s/ Todd Ficeto
-----------------------------
TODD FICETO











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